EXHIBIT 99

SUPERIOR BANCORP
REPORTS RESULTS FOR THIRD QUARTER 2010

Birmingham, Alabama, November 15, 2010:  Superior Bancorp (NASDAQ: SUPR) today reported on its third quarter 2010 results.

HIGHLIGHTS:

•	Superior continues to work on its previously announced program to augment its capital.
•	Deposits were unchanged at $2.8 billion where they stood at the second quarter, 2010, and up 6.0% from the corresponding period in 2009.
•	Loans continued to decline, in keeping with our emphasis on reducing lower quality loans.
•	At quarter end, loans stood at $2.3 billion, down from $2.4 billion at June 30, and at September 30, 2009

The company realized a pre tax net loss from operations of $109 million, related principally to credit costs, as the provision for loan loss and charges for other real estate losses aggregated $108 million.  Superior also recorded an after tax non-cash charge of $27 million to eliminate its net deferred tax asset, resulting in net after tax loss of $138 million for the quarter.

Stan Bailey, Chairman & CEO, stated "Management views the markets served by Superior as continuing to be under considerable economic stress, especially in Florida.  Therefore, several decisions were made during the third quarter as follows:

1.  Aggressively review the loan portfolio to ascertain the impact of the economy, especially in light of the Gulf Coast oil spill and its adverse impact on the Gulf Coast we serve;
2.  Aggressively re-appraise real estate values and their impact on loan collateral impairment and reserves, again in light of the Gulf coast oil spill;
3.  Increase the loan loss reserve by 91% to approximately $151.4 million; and
4.  Eliminate the $26.7 million non-cash, deferred tax asset by establishing a valuation reserve for it.

“We view these decisions as necessary in our efforts to return the company to "good health."  At the same time, we continue to work aggressively to bring our capital optimization efforts to a successful conclusion,” Bailey concluded.

CAPITAL OPTIMIZATION

Senior management has dedicated a considerable amount of effort this year to ensure the proper capitalizations of the company and the bank in light of the current economic environment. We are engaged in negotiations with potential investors considering an investment in our company.  However, no specific transaction has been agreed upon and we can give no assurance that any transaction will be agreed upon, or that any such transaction would not be substantially dilutive to or eliminate present equity interests.

CORE BANK PERFORMANCE

The company's core bank performance (pre-tax, pre-credit cost) is reflective of the current challenges our customers and communities are experiencing.  First, customer deposits remain stable at $2.8 billion as our customers maintain considerable liquidity caused by uncertainty.  Likewise, loans declined 2.7% or $66.7 million as individuals and businesses are de-leveraging.

CREDIT QUALITY

Loan sector weakness continued in commercial real estate, predominantly in Florida, and in residential construction, predominantly in Alabama.  Therefore, total credit costs, consisting of provision, charge-offs, OREO expenses and other direct expenses, was $108.3 million for the quarter.  $71.9 million was used to increase the loan loss reserve by 91% to $151.4 million or 6.27% of loans.  Net charge-offs totaled $30.1 million, or an annualized rate of 4.85%.  OREO expenses totaled $6.2 million for the third quarter 2010.  Non-performing assets increased to 10.6% of total assets.

As the result of the large provision for loan losses made by Superior Bank in the third quarter, the allowance for loan losses stands at 6.27% of loans, one of the highest ratios among major banks in the southeast.  The total reserve, at $151 million, is up from $79 million at June 30, 2010, as we believe it appropriate to make significant increases to our reserves in light of continued declines in property values, particularly in Florida.  A large portion of this increase can be traced to the impact of the Gulf oil spill on appraised values throughout the Gulf coast region of Florida, where our Florida footprint is concentrated.

LIQUIDITY

Liquidity at Superior Bank remained excellent.  Superior maintains considerable liquidity reserves, consisting principally of cash, borrowing capacity and liquid securities, totaling approximately $333 million in the aggregate.  Reliance on borrowings, brokered deposits and CDARS continues to trend downward, in keeping with our goal of reducing reliance on non-core sources of funding.

ABOUT SUPERIOR BANCORP.

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham, and the second largest bank holding company headquartered in Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank that currently has 73 branches, with 45 locations throughout the state of Alabama and 28 locations in Florida.  Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words "may," "could," "should," "will," "would," "hope," "might," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) our ability to raise additional capital to meet regulatory requirements set forth in the Orders to Cease and Desist or fund future growth; (2) the adequacy of our allowance for loan losses to cover actual losses and impact of credit risk exposures; (3) greater loan losses than historic levels and increased allowance for loan losses; (4) our ability to comply with any requirements imposed on us and Superior Bank by the Orders to Cease and Desist or additional restrictions imposed by our regulators; (5) restrictions or limitations on our access to funds from Superior Bank; (6) our ability to resolve any regulatory, legal or judicial proceeding on acceptable terms and its effect on our financial condition or results of operations; (7) the effect of natural or environmental disasters, such as, among other things, hurricanes and oil spills, in our geographic markets; (8) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (9) changes in local economic conditions in the markets in which we operate; (10) the continued weakening in the real estate values in the markets in which we operate; (11) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (12) increases in FDIC deposit insurance premiums and assessments; (13) inflation or deflation and interest rate, market and monetary fluctuations; (14) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (15) the willingness of users to substitute competitors’ products and services for our products and services; (16) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory requirements or developments; (17) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (18) changes in accounting policies, principles and guidelines applicable to us; (19) our focus on lending to small to mid-size community-based businesses, which may increase our credit risk; (20) technological changes; (21) changes in consumer spending and savings habits; (22) the continuing instability in the domestic and international capital markets; (23) the effects on our operations of policy initiatives or laws that have been and may continue to be introduced by the Presidential administration or Congress and related regulatory actions, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder; (24) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; and (25) other factors and information contained in reports and other filings we make with the SEC.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.  We do not intend to update our forward-looking information and statements, whether written or oral, to reflect changes. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656